Exhibit 99.1
Xylem Inc.
301 Water Street SE, Suite 200
Washington, DC 20003
Tel +1.202.869.9150

NEWS RELEASE

Contacts:
Houston Spencer
+1 (914) 323-5723
Houston.Spencer@xylem.com

Xylem Appoints Earl Ellis to Board of Directors

WASHINGTON, DC, (February 27, 2023) – Xylem (NYSE: XYL), a global water technology leader, today announced that Earl Ellis has been appointed to the Company’s Board of Directors, effective March 9, 2023.
Mr. Ellis currently serves as Executive Vice President and Chief Financial Officer of ABM Industries Incorporated (NYSE: ABM), a leading facility services company with approximately $8 billion in annual revenue. In addition to his role at ABM, Ellis brings 25 years of experience from across the finance function in large, publicly traded companies. He most recently spent four years at Best Buy, initially as Chief Financial Officer of Best Buy Canada and later as Senior Vice President of Finance in the U.S., overseeing all revenue-generating channels.
“We are delighted to welcome Earl to the Xylem Board of Directors,” said Robert Friel, Chair of Xylem’s Board. “Earl’s deep financial expertise and experience advising global organizations will be particularly valuable in helping Xylem advance water innovation, scale its solutions around the world, and drive continued growth across our end-markets. We look forward to leveraging his leadership and insights to create value for our shareholders and for all Xylem stakeholders.”
Patrick Decker, President and CEO of Xylem, added, “Earl’s passion for purpose-driven work and the breadth of his financial expertise will contribute significantly to the advancement of our cause at Xylem. His commercial acumen and strong track record across multiple industries will be instrumental in supporting our strategic goals and driving the long-term success of our business. Earl also brings tremendous energy and insight as a champion of diversity, equity and inclusion, which we look forward to leveraging as we accelerate progress toward our 2025 sustainability goals and beyond.”
Prior to his role at ABM, Ellis held executive leadership positions at several public companies, including Canadian Tire and Campbell Soup Company as well as other finance roles at companies including Kraft Foods and Coca-Cola. A Chartered Professional Accountant, he holds an honors degree in Economics and Management from the University of Guelph.
About Xylem
Xylem (XYL) is a leading global water technology company committed to solving critical water and infrastructure challenges with innovation. Our more than 17,000 diverse employees delivered revenue of $5.5 billion in 2022. We are creating a more sustainable world by enabling our customers to optimize water and resource management, and helping communities in more than 150 countries become water-secure. Join us at www.xylem.com.

###
2